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Exhibit 99.2

AFFILIATED MANAGERS GROUP, INC.
Contact:	Darrell W. Crate Affiliated Managers Group, Inc. (617) 747-3300

AMG Announces Agreement to Sell $250 Million of Convertible Securities

        Boston, MA, February 19, 2003—Affiliated Managers Group, Inc. (NYSE: AMG) today announced that it has entered into a purchase agreement for the sale of convertible securities due 2033 ("convertible securities") with an aggregate principal amount of $250 million. The convertible securities will bear interest at a floating rate equal to LIBOR minus 0.50%, payable in cash quarterly.

        The convertible securities are being offered only to qualified institutional buyers at an offering price of $1,000 per security with an initial conversion price of $81.25, reflecting a premium of 77.79% over AMG's closing stock price of $45.70 on February 18, 2003. The initial purchaser will also have a 13-day option to purchase an additional $50 million of the convertible securities.

        Each security will be convertible into shares of AMG common stock upon the occurrence of any of the following events: (i) if the closing price of AMG's shares of common stock on the New York Stock Exchange exceeds $97.50 over certain periods; (ii) if the credit rating assigned by Standard & Poor's is below a specified level; (iii) if AMG calls the convertible securities for redemption; or (iv) in the event that AMG takes certain corporate actions. Upon conversion holders of the securities will receive 12.3077 shares of AMG common stock. In addition, if at the time of conversion the market price of AMG's common stock exceeds the initial conversion price, holders will receive additional shares of AMG common stock based on AMG's stock price at the time of the conversion. AMG may redeem the convertible securities for cash at any time on or after February 25, 2008, at their principal amount. AMG may be required to repurchase the convertible securities at the option of the holders, on the fifth, tenth, fifteenth, twentieth and twenty-fifth anniversaries of their issuance. AMG may choose to pay the purchase price for such repurchases in cash or shares of AMG common stock. AMG expects to use the proceeds of the offering to fund possible repurchases of its debt and equity securities, including the repurchase of approximately $25 million of AMG common stock simultaneous with the offering, and for general corporate purposes. (more)

        Neither the convertible securities nor the shares issuable upon conversion of them have been registered under the Securities Act of 1933 or any state securities laws and, until so registered, may not be offered or sold in the United States or any state absent registration or an applicable exemption from registration requirements.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, the investment performance of our Affiliates and their ability to effectively market their investment strategies, and other risks detailed from time to time in AMG's filings with the Securities and Exchange Commission. Reference is hereby made to the "Cautionary Statements" set forth in the Company's Form 10-K for the year ended December 31, 2001.

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For more information on Affiliated Managers Group, Inc.,
please visit AMG's Web site at www.amg.com.

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  Exhibit 99.2